July 25, 2013

Bitzio, Inc.
San Francisco, CA

Resignation

I, Peter Henricsson, of Vancouver, B.C. hereby resign, effective this date, from all positions of Bitzio, Inc. and its subsidiaries. This includes as President, Chief Executive Officer and Director of Bitzio Inc.

/s/ Peter Henricsson
Peter Henricsson